UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ISTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0511729
(State of incorporation or organization)	(IRS Employer Identification No.)

50 Technology Drive, Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class To be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Participating Preferred Stock	The NASDAQ Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

In this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not Applicable (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

AMENDMENT NO. 1 TO FORM 8-A

The undersigned registrant hereby amends its Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “Commission”) on January 17, 2012 by adding the information set forth below.

Item 1. Description of Registrant’s Securities to be Registered.

Effective March 26, 2012, ISTA Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”), executed an Amendment to the Preferred Stock Rights Agreement (the “Amendment”), which amended that certain Preferred Stock Rights Agreement, dated as of January 12, 2012 (the “Rights Agreement”), by and between the Company and the Rights Agent. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Rights Agreement.

In connection with the execution and delivery of that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among Bausch & Lomb Incorporated, a New York corporation (the “Parent”), Inga Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Parent (the “Merger Sub”), and the Company, pursuant to which Merger Sub will be merged with and into the Company, with the Company being the surviving corporation, the Company amended the Rights Agreement in order to (i) render the Rights inapplicable to the Merger Agreement and the transactions contemplated thereby, (ii) render the Rights inapplicable to the execution and delivery of the Merger Agreement and consummation of the transactions contemplated thereby, and (iii) ensure that none of the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby will (A) result in the Rights becoming exercisable, (B) cause the Parent or any of its Affiliates or Associates to become an Acquiring Person, or (C) give rise to a Distribution Date. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is an exhibit hereto and is incorporated herein by this reference.

The Rights Agreement was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 17, 2012.

Item 2. Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit Number	Exhibit Description

4.1	Preferred Stock Rights Agreement dated as of January 12, 2012, by and between the Company and Computershare Trust Company, N.A., as Rights Agent, which includes as Exhibit A thereto a Form of Rights Certificate and as Exhibit B thereto a Summary of Rights (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 17, 2012).

4.2	Amendment to the Preferred Stock Rights Agreement dated as of March 26, 2012, by and between the Company and Computershare Trust Company, N.A., as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ISTA PHARMACEUTICALS, INC.

Dated: March 27, 2012	By:	/s/ Lauren P. Silvernail
Chief Financial Officer and Vice President, Corporate Development

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Preferred Stock Rights Agreement dated as of January 12, 2012, by and between the Company and Computershare Trust Company, N.A., as Rights Agent, which includes as Exhibit A thereto a Form of Rights Certificate and as Exhibit B thereto a Summary of Rights (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 17, 2012).

4.2	Amendment to the Preferred Stock Rights Agreement dated as of March 26, 2012, by and between the Company and Computershare Trust Company, N.A., as Rights Agent.